Exhibit 10.28

Execution Version
SETTLEMENT AND RELEASE AGREEMENT
This SETTLEMENT AND RELEASE AGREEMENT (this “Agreement”) is dated as of June 7, 2023, by and between Avalon Acquisition Inc. (together with its parents, subsidiaries and affiliates, “Avalon”), Beneficient (together with its parents, subsidiaries and affiliates, “Beneficient”)1, and Maxim Group LLC (together with its parents, subsidiaries and affiliates, “Maxim”). Avalon, Beneficient and Maxim are each sometimes referred to herein individually as a “Party” and together as the “Parties.”
W I T N E S S E T H
WHEREAS, on or around October 5, 2021, Maxim and Avalon executed an underwriting agreement related to the initial public offering of Avalon (the “Underwriting Agreement”);
WHEREAS, pursuant to Section 1.5 of the Underwriting Agreement, Avalon issued to Maxim 155,250 shares of Avalon common stock (the “IPO Shares”) in connection with the Avalon initial public offering;
WHEREAS, pursuant to Section 1.3 of the Underwriting Agreement, Maxim and Avalon agreed that 3.5% of the gross proceeds from the sale of the Firm Units and the gross proceeds from the sale of the Option Units, for a total of $7,245,000 (the “Deferred Underwriting Commission”), was deposited in and held in the Trust Account and would be payable directly from the Trust Account, without accrued interest, to Maxim for its own account upon consummation of the Business Combination.2 Thereafter, Maxim and Avalon agreed that $500,000 of the Deferred Underwriting Commission could be applied to pay another broker-dealer engaged to advise Avalon in connection with the Business Combination, such that the total Deferred Underwriting Commission owed to Maxim is $6,745,000;
WHEREAS, Avalon is in the process of consummating a Business Combination with Beneficient and other parties;
WHEREAS, Avalon has informed Maxim that upon consummation of the Business Combination, it will not be able to comply with the terms of the Underwriting Agreement with respect to the Deferred Underwriting Commission;
WHEREAS, the Parties wish to resolve certain disputes that have arisen or may arise between the Parties regarding their rights and obligations relating to the Deferred Underwriting Commission; and
1 Beneficient means The Beneficient Company Group, L.P., a Delaware limited partnership, as the context requires, prior to its conversion to Beneficient, a Nevada Corporation, or to Beneficient, a Nevada corporation, following such conversion, as context requires.

2 Capitalized terms in this recital that are not otherwise defined herein shall have the meaning ascribed to them in the Underwriting Agreement.

NOW THEREFORE, in consideration of the mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:
1.    Cash Consideration. As partial consideration for the Deferred Underwriting Commission that is owed to Maxim by Avalon:
a.Avalon shall, at the closing of the Business Combination, make cash payment of $2,150,000 to Maxim; and
b.Beneficient shall, on or before September 15, 2023, make a cash payment of $1,850,000 to Maxim.
2.    Equity Consideration. As partial consideration for the Deferred Underwriting Commission that is owed to Maxim by Avalon:
a.Subject to the approval of its board of directors, Beneficient shall, promptly following the closing of the Business Combination, issue to Maxim Partners LLC 274,500 shares of Beneficient common stock (the “Maxim Shares”). In the event the Maxim Shares are not issued, Beneficient shall make a cash payment in lieu of such Maxim Shares in the amount of $2,745,000. ;
b.Beneficient shall, on or before the date that is 20 business days following the closing of the Business Combination, file with the Securities and Exchange Commission a Registration Statement on Form S-1 that provides for registration of the 274,500 Maxim Shares and the 155,250 IPO Shares, and shall use commercially reasonable efforts to achieve effectiveness of such Registration Statement without undue delay.
c.The Maxim Shares shall be held at the transfer agent of Beneficient in book entry in the name of Maxim Partners LLC as of the closing of the Business Combination.
3.    Partial Release of Avalon and Beneficient. As of the date of payment and/or delivery of the consideration items set forth in Sections 1 and 2, Maxim, for itself and any of its direct and indirect affiliates, parent corporations, subsidiaries, subdivisions, successors, predecessors, members, shareholders and assigns (collectively a “Maxim Releasors”), hereby (a) releases, acquits and forever discharges Avalon and Beneficient and each of their direct and indirect affiliates, parents, subsidiaries, subdivisions, successors, predecessors, members, shareholders, and assigns, and their present and former officers, directors, legal representatives, employees, agents and attorneys, and their heirs, executors, administrators, trustees, successors and assigns (the parties so released, herein each an “Avalon/Beneficient Releasee” and collectively, the “Avalon/Beneficient Releasees”) of and from any and all causes of actions, claims, suits, liens, losses, damages, judgments, demands, liabilities, rights, obligations, costs, expenses, and attorneys’ fees of every nature, kind and description whatsoever, at law or in equity, whether individual, class or derivative in nature, whether based on federal, state or foreign law or right of action, mature or unmatured, accrued or not accrued, known or unknown, fixed or contingent, which the Maxim Releasors ever had, now have or hereafter can, shall or may have against any of the Avalon/Beneficient Releasees by reason of any matter, cause or thing whatsoever arising out of Section 1.3 of the Underwriting Agreement (collectively, the “Avalon/Beneficient Released Claims”) and (b) covenants not to institute, maintain or prosecute any action, claim, suit, complaint, proceeding or cause of action or any kind to enforce any of the Avalon/Beneficient Released Claims, unless such claim relates to or arises from the Avalon/Beneficient Releasee’s failure to perform under this Agreement. In any litigation arising from or related to an alleged breach of this Section, this Agreement may be pleaded as a defense, counterclaim or crossclaim, and shall be admissible into evidence. Each Maxim Releasor expressly covenants and agrees that the release granted by it in this Section shall be binding in all respects upon the Maxim Releasors and shall inure to the benefit of the successors and assigns of the Avalon/Beneficient Releasees, and agrees that the Avalon/Beneficient Releasees shall have no further liabilities or obligations to Maxim Releasors under Section 1.3 of the Underwriting Agreement, except as provided in this Agreement. Excluded from the foregoing releases are any claims relating to or arising from the enforcement of this Agreement.
4.    Partial Release of Maxim. As of the date of payment and/or delivery of the consideration items set forth in Sections 1 and 2, each of Avalon and Beneficient, for themselves and each of their direct and indirect affiliates, parent corporations, subsidiaries, subdivisions, successors, predecessors, members, shareholders and assigns (collectively the “Avalon/Beneficient Releasors”), hereby (a) releases, acquits and forever discharges Maxim and each of its direct and indirect affiliates, parents, subsidiaries, subdivisions, successors, predecessors, members, shareholders, and assigns, and their present and former officers, directors, legal representatives, employees, agents and attorneys, and their heirs, executors, administrators, trustees, successors and assigns (the parties so released, herein each a “Maxim Releasee” and collectively, the “Maxim Releasees”) of and from any and all causes of actions, claims, suits, liens, losses, damages, judgments, demands, liabilities, rights, obligations, costs, expenses, and attorneys’ fees of every nature, kind and description whatsoever, at law or in equity, whether individual, class or derivative in nature, whether based on federal, state or foreign law or right of action, mature or unmatured, accrued or not accrued, known or unknown, fixed or contingent, which the Avalon/Beneficient Releasors ever had, now have or hereafter can, shall or may have against any Maxim Releasees by reason of any matter, cause or thing whatsoever arising under, related to Section 1.3 of the Underwriting Agreement (collectively, the “Maxim Released Claims”) and (b) covenants not to institute, maintain or prosecute any action, claim, suit, complaint, proceeding or cause of action or any kind to enforce any of the Maxim Released Claims, unless such claim relates to or arises from Maxim’s failure to perform under this Agreement. In any litigation arising from or related to an alleged breach of this Section, this Agreement may be pleaded as a defense, counterclaim or crossclaim, and shall be admissible into evidence. Each Avalon/Beneficient Releasor expressly covenants and agrees that the release granted by it in this Section shall be binding in all respects upon the Avalon/Beneficient Releasors and shall inure to the benefit of the successors and assigns of the Maxim Releasees, and agrees that the Maxim Releasees shall have no further liabilities or obligations to the Avalon/Beneficient Releasors under Section 1.3 of the Underwriting Agreement, except as provided in this Agreement. Excluded from the foregoing releases are any claims relating to or arising from the enforcement of this Agreement.
5.    Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto on separate counterparts, each of which counterparts, when executed and delivered, shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same Agreement. A facsimile or PDF signature shall be deemed to be an original signature for all purposes.
6.    Further Assurances. Each Party hereto agrees that, from time to time, such Party will promptly execute and deliver all such further notices, instruments, consents and documents, and take all such further action, as may be reasonably necessary to effect the agreements of the Parties hereto set forth herein.
7.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each Party hereto and its successors and assigns. The Parties acknowledge and agree that the Maxim Releasees and Avalon/Beneficient Releasees are intended third party beneficiaries of this Agreement and that each of them may independently enforce the terms of this Agreement just as if they were parties.
8.    Interpretation; Entire Agreement. This Agreement sets forth the entire agreement and understanding among the Parties relating to the subject matter of this Agreement and all prior or contemporaneous agreements, understandings, representations and settlements, oral or written, relating to the subject matter, are merged herein. This Agreement is not intended to, nor shall be deemed to, obviate, supersede or otherwise affect any terms of the Underwriting Agreement or other agreements that may exist between the Parties, except as specifically set forth herein. This Agreement may not be altered or amended except by a written instrument signed by all of the Parties. Any provision of this Agreement is found to be contrary to law or otherwise invalid, void or unenforceable, it shall be deemed omitted but shall not affect the remaining terms of this Agreement, which shall remain in full force and effect.
9.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to any law or principles that would make this choice of law provision invalid. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
10.    Authority. Each person whose signature is affixed hereto in a representative capacity represents and warrants that he or she is authorized and empowered to execute this Agreement on behalf of, and to bind, the person or entity on whose behalf his or her signature is affixed, and the Parties hereto represent and warrant that they have all requisite authority to enter into this agreement and effect the terms thereof.
[Signature Page Follows]

Intending to be legally bound hereby, the parties executed the foregoing Settlement and Release Agreement this 7 day of June, 2023.

AVALON ACQUISITION INC.
         By: /s/ S. Craig Cognetti
                    Name: S. Craig Cognetti
                    Title: Chief Executive Officer

BENEFICIENT
         By: /s/ James G. Silk
                    Name: James G. Silk
         Title: Executive Vice President and Chief Legal Officer

MAXIM GROUP LLC

         By: /s/ Clifford Teller
                     Name: Clifford Teller
Title:     Co-President

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